EXHIBIT 2

PATRICK INDUSTRIES, INC.

FORM OF AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (the “Agreement”) is made this        day of                              , 2007, by and among Patrick Industries, Inc., an Indiana corporation (the “Company”), and the stockholders of the Company identified on the signature page hereto (individually a “Stockholder” and collectively the “Stockholders”).  This Amended and Restated Registration Rights Agreement amends and restates in its entirety that certain Registration Rights Agreement dated September 13, 2005, between the Company and Tontine Capital Partners, L.P. (“Tontine Capital”).

AGREEMENT

The parties hereby agree as follows:

1.             REGISTRATION RIGHTS.  The Company and the Stockholders covenant and agree as follows:

1.1           Definitions.  For purposes of this Agreement:

(a)           The term “Adverse Disclosure” means public disclosure of material non-public information relating to a significant transaction, which disclosure (i) would be required to be made in any registration statement filed with the SEC by the Company so that such registration statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing of such registration statement; and (iii) would, in the good faith judgment of the Company’s Board of Directors, have a material adverse effect upon the Company’s ability to complete such significant transaction or upon the terms on which such significant transaction could be completed

(b)           The term “Common Stock” means the common stock of the Company, without par value, including the preferred share purchase rights which accompany each share.

(c)           The term “Exchange Act” means the Securities Exchange Act of 1934, as amended, or successor statute, and the rules and regulations of the SEC promulgated thereunder.

(d)           The term “Holder” means a Stockholder that is a holder of Registrable Securities and any transferees of such Stockholder under Section 1.11 hereof who hold Registrable Securities.

(e)           The term “Majority Holders” means those Holders holding a majority of the Registrable Securities.

(f)            The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended, or successor statute, and applicable rules and regulations thereunder (the “Securities Act”), and the declaration or ordering of effectiveness of such registration statement or document by the SEC;

(g)           The term “Registrable Securities” means (i) the shares of Common Stock now held by the Stockholders, consisting of 2,293,089 shares of Common Stock, 1,313,089 of which were purchased pursuant to a certain Stock Purchase Agreement dated September 13, 2005, between the Company and Tontine Capital and 980,000 of which were purchased pursuant to a certain Securities Purchase Agreement dated April 10, 2007, among the Company, Tontine Capital and Tontine Capital Overseas Master Fund, L.P., and so long as this Agreement is still in effect, any other shares of Common Stock acquired by the Stockholders on or after the date hereof, (ii) any securities of the Company acquired  by the Stockholders in the registered rights offering to be made to the Company’s shareholders promptly hereafter (the “Rights Offering”) and (iii) any other shares of the Company’s Common Stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i) or (ii) (because of stock splits, stock dividends, reclassifications, recapitalizations or similar events); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities (x) which are effectively registered under the Securities Act and disposed of in accordance with a Registration Statement covering such shares, (y) which have been transferred by a Stockholder owning such securities pursuant to Rule 144 under the Securities Act (“Rule 144”) or other provisions of or exemptions from the Securities Act or (z) which are no longer beneficially owned by any Stockholder;

(h)           The term “Registration Statement” means a Shelf Registration Statement on Form S-3 registering the resale of Registrable Securities, or such other registration statement filed by the Company under the Securities Act pursuant to the provisions of this Agreement, including the prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference in such registration statement.

(i)            The term “SEC” means the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act; and

(j)            The term “Shelf Registration Statement” means a “shelf” registration statement on Form S-3 filed under the Securities Act providing for the registration of, and the sale on a continuous or delayed basis by the Stockholders of, all of the Registrable Securities pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the SEC, filed by the Company pursuant to the provisions of Section 1.2 of this Agreement.

(k)           The term “Underwritten Offering” means a registration under this Agreement in which securities of the Company are sold to an underwriter on a firm commitment basis for reoffering to the public.

1.2           Registration.

(a)           At such time as the Company files a Registration Statement with respect to the Rights Offering, but in any event within ninety (90) days of the date hereof, the Company shall file a Registration Statement on Form S-3 under the Securities Act registering the resale under Rule 415 under the Securities Act of all of the Registrable Securities then outstanding.  The Registration Statement shall provide for the resale from time to time, and pursuant to any method or combination of methods legally available on Form S-3 by the Stockholders of any and all Registrable Securities, such methods of distribution to be provided in writing to the Company no later than seven (7) days prior to the effective date of the Registration Statement with the SEC.  The Company shall use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as possible, but in any event, no later than ninety (90) days from the date of filing, and shall use its reasonable best efforts to keep the Registration Statement continuously effective for a period of five (5) years after the Registration Statement first becomes effective, subject to the terms of this Agreement.  The Company shall promptly amend such Registration Statement from time to time to include any Registrable Securities that are issued at any time after the original filing upon written notice to the Company by any Stockholder regarding the request for registration of such newly issued Registrable Securities.

(b)           If for any reason the SEC does not permit all of the Registrable Securities to be included in a Registration Statement filed pursuant to Section 1.2(a) or Section 1.3 below or for any other reason all Registrable Securities then outstanding are not then included in such an effective Registration Statement, then the Company shall prepare and file as soon as reasonably possible after the date on which the SEC shall indicate as being the first date or time that such filing may be made an additional Registration Statement covering the resale of all Registrable Securities not already covered by an existing and effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415.  Each such Registration Statement shall provide for the resale from time to time, and pursuant to any method or combination of methods legally available on Form S-3 by the Holders of any and all Registrable Securities, such methods of distribution to be provided in writing to the Company no later than seven (7) days prior to the effective date of the Registration Statement with the SEC.  The Company shall use its reasonable best efforts to cause each such Registration Statement to be declared effective and to keep the Registration Statement continuously effective for a period of five (5) years after the Registration Statement first becomes effective.

1.3           Request for Registration.

(a)           Subject to Section 1.3(h), if the Company shall receive a written request from the Majority Holders of the Registrable Securities then outstanding (the “Initiating Stockholders”) that the Company file a Registration Statement on Form S-3 under the Securities Act registering the resale of all or part of such Majority Holders’ Registrable Securities then outstanding, the Company will promptly give written notice of such requested registration to all other Holders, and thereupon the Company will use its reasonable best efforts to file with the SEC as soon as reasonably practicable following such demand request (but in no event later than the date that is ninety (90) days after the demand request) such Registration Statement.  The Company shall use its reasonable best efforts to cause such Registration Statement to be declared effective by the SEC within ninety (90) days after the initial filing of the Registration Statement.  The Company shall include in such Registration Statement the Registrable Securities which the Company has been so requested to be registered by the Initiating Holders and all other Registrable Securities the holders of which shall have made a written request to the Company for registration thereof within thirty (30) days after the giving of such written notice by the Company.

(b)           If the Holders of not less than 50% of the Registrable Securities covered by a Registration Statement filed pursuant to Section 1.2 or Section 1.3 so elect, the offering of Registrable Securities pursuant to such Registration Statement shall be in the form of an Underwritten Offering and the Company shall amend or supplement the Registration

Statement, if appropriate.  Such Holders shall have the right to select the managing underwriter or underwriters to administer the offering, subject to the approval of the Company, which approval shall not be unreasonably withheld or delayed.

(c)           A registration requested pursuant to this Section 1.3 shall not be deemed to have been effected unless a Registration Statement with respect thereto has become effective; provided, that a Registration Statement that does not become effective after the Company has filed a Registration Statement with respect thereto solely by reason of the refusal to proceed of the Initiating Stockholders shall be deemed to have been effected by the Company at the request of the Initiating Stockholders.

(d)           The Company shall use its reasonable best efforts to keep any Registration Statement filed pursuant to this Section 1.3 continuously effective for a period of five (5) years after the Registration Statement first becomes effective.  In the event the Company shall give any notice pursuant to Section 1.3(i) or Section 1.5(d), the time period mentioned in this Section 1.3(d) (or in Section 1.2 above) during which the required Registration Statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 1.3(i) or Section 1.5(d) to and including the date when each Holder covered by the Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 1.5(h) or shall have otherwise been notified by the Company that the Suspension has been lifted.

(e)           Notwithstanding the foregoing, if the Company shall furnish to the Holders, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Registration Statement to be filed and it is therefore advisable to defer the filing of such Registration Statement, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the written request of the Initiating Stockholders.

(f)            The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.3 during the period starting with the date ninety (90) days prior to the Company’s good faith estimate of the date of filing of, and ending on the later of a date ninety (90) days after the effective date of, a Registration Statement subject to Section 1.4 hereof.

(g)           Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 1.3 (i) after the Company has effected two (2) registrations pursuant to this Section 1.3 and such registrations have been declared or ordered effective or (ii) during the period in which the Company is not eligible to use Form S-3 for such Registration Statement.

(h)           The right of the Holders to register Registrable Securities pursuant to this Section 1.3 is only exercisable if the Registrable Securities were not included in the Registration Statement contemplated by Section 1.2(a) or such Registration Statement otherwise becomes unusable (other than due solely to some act or omission by the Holders electing to have Registrable Securities registered pursuant to such Registration Statement) and the Company is not able to restore the usability of the Registration Statement as contemplated by this Agreement.

(i)            If the filing of the Registration Statement or the continued effectiveness of the Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, delay filing the Registration Statement or suspend use of the Registration Statement (in either case, a “Suspension”); provided, however, the Company shall not be permitted to exercise a Suspension (i) more than twice during any twelve (12) month period, (ii) for a period exceeding thirty (30) days on any one occasion, or (iii) for an aggregate period exceeding sixty (60) days in any twelve (12) month period.  In the case of a Suspension, the notice required above shall request the Holders to suspend any sale or purchase, or offer to sell or purchase the Registrable Securities, and to suspend use of the prospectus related to the registration in connection with any such sale or purchase or offer to sell or purchase.  The Company shall promptly notify the holders upon the termination of any Suspension, and amend or supplement the prospectus, if necessary, so it does not contain any untrue statement or omission therein and furnish to the holder such numbers of copies of the prospectus as so amended or supplemented as the Holders may reasonably request.

1.4           Company Registration.

(a)           The Company shall notify all Holders in writing at least thirty (30) days prior to the filing of a Registration Statement (including, but not limited to, a Registration Statement relating to secondary offerings of securities of the Company, but excluding (x) registration statements relating solely to employee benefit plans or debt securities, or (y) registration statements solely with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act or (z) a registration on any registration form that does not permit secondary sales), and such notice shall describe the proposed registration and distribution.

(b)           Each Holder desiring to include in any such Registration Statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing.  The Company shall, subject to Section 1.7, afford each such Holder an opportunity to include in such Registration Statement all or part of such Registrable Securities held by such Holder.

(c)           If the Registration Statement is to be filed in connection with an Underwritten Offering, all Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.  The Company shall use its reasonable best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Securities to be included in a Registration Statement under this Section 1.4 to be included on the same terms and conditions as any similar securities of the Company or any other security holder included therein and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method of distribution thereof.

(d)           Any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Registration Statement pursuant to this Section 1.4 by giving written notice to the Company of its request to withdraw prior to the filing of the Registration Statement.

(e)           If a Holder decides not to include all of its Registrable Securities in any Registration Statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.4 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

(f)            In connection with any public offering by the Company of its Common Stock, pursuant to which the Stockholder is entitled to registration rights under this Section 1.4, the Stockholder (including any permitted transferee) if requested in good faith by the Company and the managing underwriter of the Company’s securities, shall agree not to, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any securities of the Company held by them (except for any securities sold pursuant to such Registration Statement) or enter into any hedging transaction relating to any securities of the Company for a period not to exceed ninety (90) days following the effective date of the applicable Registration Statement as agreed to by such parties; provided, that the Stockholder’s obligations under this paragraph (f) shall be conditioned upon all officers and directors entering into similar agreements with the Company and such managing underwriter.  For purposes of this Section 1.4, “hedging transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock.

1.5           Obligations of the Company.  Whenever required under Section 1 to effect the registration of any Registrable Securities, the Company will use its reasonable best efforts to effect the registration of Registrable Securities pursuant to this Agreement in accordance with the intended methods of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

(a)           Prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective, and keep such registration statement effective for the period provided for in this Agreement.

(b)           Promptly prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement for the period provided for in this Agreement.

(c)           Promptly furnish to each Holder of Registrable Securities such numbers of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in the Registration Statement in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)           Promptly notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of:  (i) the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, (ii) the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, and (iii) the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(e)           Use its reasonable best efforts to cause all such Registrable Securities registered pursuant hereto to be listed on Nasdaq or each securities exchange on which similar securities issued by the Company are then listed.

(f)            Provide each Holder of Registrable Securities with a reasonable opportunity to review and comment on the Registration Statement prior to its filing with the SEC.

(g)           If there has occurred any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, the Company will use its reasonable best efforts to prepare and furnish to each Holder a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances then existing.

(h)           In the event of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in the Registration Statement for sale in any jurisdiction, the Company will use its reasonable best efforts to promptly obtain the withdrawal of such order.

(i)            Cooperate with each seller of Registrable Securities and their counsel in connection with any filings required to be made with the National Association of Securities Dealers.

(j)            Use its reasonable best efforts to register or qualify such Registrable Securities under such other state securities or blue sky laws as the selling Holders selling such Registrable Securities reasonably requests and do any and all other acts and things which may be reasonably necessary or reasonably advisable to enable such Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder and to keep each such registration or qualification (or exemption therefrom) effective during the period which the Registration Statement is required to be kept effective (provided, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction).

(k)           Enter into such customary agreements (including underwriting agreements containing customary representations and warranties) and take all other customary and appropriate actions as the Holders of a majority of the Registrable Securities being sold or the managing underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities.

(l)            With respect to an Underwritten Offering pursuant to any Registration Statement filed under Section 1.2 or Section 1.3, obtain one or more comfort letters, dated the effective date of the Registration Statement and, if required by the managing underwriters, dated the date of the closing under the underwriting agreement, signed by the Company’s independent public accountants in customary form and covering such matter of the type customarily covered by comfort letters in similar transactions.

(m)          With respect to an Underwritten Offering pursuant to any Registration Statement filed under Section 1.2 or Section 1.3, obtain a legal opinion of the Company’s outside counsel, dated the effective date of such Registration Statement and, if required by the managing underwriters, dated the date of the closing under the underwriting agreement, with respect to the Registration Statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions in similar transactions.

(n)           Take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

1.6           Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall reasonably be required to effect the registration of such Stockholder’s Registrable Securities.

1.7           Expenses of Registration.  All expenses, other than underwriting discounts and commissions (“Selling Expenses”), incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1 for each Holder, including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees and fees and disbursements of counsel for the Company and any other person or entity retained by the Company, shall be borne by the Company, and the Company will pay its internal expenses (including without limitation all salaries and expenses of the Company’s employees performing legal or accounting duties) and the expenses and fees for listing or approval for trading of the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or quoted.  All Selling Expenses and the fees and disbursements of counsel for the Holders incurred in connection with any registrations hereunder shall be borne by the Holders of the securities so registered, pro rata on the basis of the number of shares so registered.  In connection with any Registration Statement filed hereunder, the Company will pay the reasonable fees and expenses of a single counsel retained by the Holders of a majority (by number of shares) of the Registrable Securities requested to be included in such Registration Statement.

1.8           Underwriting Requirements.  In connection with any Underwritten Offering, the Company shall not be required under Section 1.4 to include any of the Holders’ securities in such underwriting, unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company.  If the total amount of securities, including Registrable Securities, requested by Stockholders to be included in such offering exceeds an amount that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering.  In such event: (x) in cases initially involving the registration for sale of securities for the Company’s own account, securities shall be registered in such offering in the following order of priority: (i) first, the securities which the Company proposes to register, and (ii) second, Registrable Securities and securities which have been requested to be included in such registration by persons entitled to exercise “piggy-back” registration rights pursuant to contractual commitments of the Company (pro rata based on the amount of securities sought to be registered by Holders and such other persons); and (y) in cases not initially involving the registration for sale of securities for the Company’s own account, securities shall be registered in such offering in the following order of priority: (i) first, the securities of any person whose exercise of a “demand” registration right pursuant to a contractual commitment of the Company is the basis for the registration, (ii) second, Registrable Securities and securities which have been requested to be included in such registration by persons entitled to exercise “piggy-back” registration rights pursuant to contractual commitments of the Company (pro rata based on the amount of securities sought to be registered by Holders and such other persons), and (iii) third, the securities which the Company proposes to register (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders).

No Holder may participate in any Underwritten Offering hereunder unless such Holder (a) agrees to sell such Holder’s securities on the basis provided in any underwriting arrangements approved by the person or persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting arrangements and other documents required under the terms of such underwriting arrangements.

1.9           Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10         Indemnification.  In the event any Registrable Securities are included in a Registration Statement under this Section 1:

(a)           To the extent permitted by law, the Company will indemnify and hold harmless each Holder, and its general or limited partners, officers, directors, members, managers, employees, advisors, representatives, agents and affiliates (collectively, the “Representatives”), and each underwriter, if any, and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of

1934, as amended (the “Exchange Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):  (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus, or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, or any rule or regulation promulgated under the Securities Act, the Exchange Act; and the Company will pay to each such Stockholder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Stockholder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Stockholder, underwriter or controlling person.  Each Holder shall be entitled to reimbursement from the Company for any out-of-pocket losses actually incurred by such Holder to the extent that such Holder suffers such losses as a result of such Holder’s inability to make delivery of sold securities due to the Company’s breach of its commitment to provide timely notice as required by Section 1.5(d).

(b)           To the extent permitted by law, each selling Stockholder will indemnify and hold harmless the Company, and its Representatives, each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, any underwriter, and any controlling person of any such underwriter, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Stockholder expressly for use in connection with such registration; and each such Stockholder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Stockholder, which consent shall not be unreasonably withheld.  The obligation of each Holder to indemnify the Company and its Representatives shall be limited to the net proceeds received by such Holder from the sale of Registrable Securities under such Registration Statement.  In no event, however, shall any Holder be liable for indirect, incidental or consequential or special damages of any kind.

(c)           Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action),

such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflicting interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 1.10 to the extent that the indemnifying party has been prejudiced thereby.

(d)           If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)           The obligations of the Company and Stockholders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Section 1, and otherwise.

1.11         Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be transferred or assigned by Holder provided that (i) the Company is furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and a representation as to the affiliate status of the transferee; (ii) such transferee agrees in writing to be subject to all restrictions set forth in this Agreement as though it were a Holder and shall be thereafter be deemed to constitute a Holder; and (iii) such assignment shall be effective only if and to the extent following such transfer the further disposition of such securities by the transferee or assignee is not eligible to be made under Rule 144(k).

1.12         Additional Stockholder Covenants.  Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 1.3(i) or Section 1.5(d) hereof or upon notice of the commencement of any delay period under Section 1.3(d) hereof, such Holder shall forthwith discontinue disposition of such Registrable Shares covered by such Registration Statement or prospectus until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 1.5(b)

hereof, or until it is advised in writing (the “Advice”) by the Company that the use of the applicable prospectus may be resumed, and has received copies of any amended or supplemented prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such prospectus and, if requested by the Company, such Holder shall deliver to the Company (at the expense of the Company) all copies, other than permanent file copies then in such Stockholder’s possession, of the prospectus covering such Registrable Shares at the time of receipt of such request.  Each Holder further agrees not to utilize any material other than the applicable current prospectus in connection with the offering of Registrable Shares pursuant to this Agreement.

1.13         Termination of Registration Rights.  All registration rights granted under this Agreement with respect to a Holder shall terminate and be of no further force and effect when such Holder no longer beneficially owns any Registrable Securities.

2.             ADDITIONAL COMPANY OBLIGATIONS.

2.1           Current Public Information.  The Company covenants that it will use its reasonable best efforts to file all reports required to be filed by it under the Exchange Act, and will use its reasonable best efforts to take such further action as the Stockholder may reasonably request, all to the extent required to enable the Holders of Registrable Securities to sell Registrable Securities pursuant to Rule 144 or Rule 144A adopted by the SEC under the Securities Act or any similar rule or regulation hereafter adopted by the SEC.  The Company shall, upon the request of a Holder, deliver to such Holder a written statement as to whether it has complied with such requirements during the twelve (12) month period immediately preceding the date of such request.

3.             MISCELLANEOUS.

3.1           Successors and Assigns.  Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and permitted assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2           Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of (i) the Company, and (ii) the Majority Holders.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Stockholder of any Registrable Securities then outstanding and its permitted successors and assigns.

3.3           Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include telecopier or electronic communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), or by telecopy if confirmed by receipted overnight delivery service as follows:

Stockholders:	c/o Jeffrey L. Gendell
55 Railroad Avenue, 1st Floor
Greenwich, Connecticut, 06830
Telephone: (203) 769-2000
Telecopy: (203) 769-2010
Email: jgendell@tontinepartners.com

with a copy to:	Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP

Until June 30, 2007:
333 W. Wacker Drive, Suite 2700
Chicago, Illinois 60606

After June 30, 2007:
200 W. Madison Street, Suite 3900
Chicago, Illinois 60606

Attention: John E. Freechack, Esq.
Telephone: (312) 984-3100
Telecopy: (312) 984-3150
Email: john.freechack@bfkpn.com

Company:	Patrick Industries, Inc.
107 West Franklin Street
Elkhart, Indiana 46516
Attention: Andy Nemeth
Telephone: (574) 294-7511
Telecopy: (574) 522-5213
Email: nemetha@patrickind.com

with a copy to:	McDermott Will and Emery LLP
227 West Monroe Street
Chicago, Illinois 60606-5096
Attention: Robert A. Schreck, Jr.
Telephone: (312) 372-2000
Telecopy: (312) 984-7700
Email: rschreck@mwe.com

or to such other person or place as any party shall furnish to the other parties hereto.  Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective:  (a) if delivered by hand, when delivered; (b)  if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (c) if by telecopier or electronic mail, on the next business day of transmission if also confirmed by mail in the manner provided in this Section.

3.4           Severability.  If any term, provision, covenant or restriction of this Agreement is held by any governmental authority or a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

3.5           Governing Law.  This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Indiana, without regard to the principles of conflict of laws.  Any disputes arising out of or in connection with this Agreement shall be adjudicated in a United States District Court in Indiana or in a court of competent civil jurisdiction in the State of Indiana.  Each party hereto irrevocably submits to the personal jurisdiction of such courts for the purposes of any such suit, action, counterclaim or proceeding arising out of this Agreement (collectively, a Suit).  Each of the parties hereto hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, that such Suit is brought in an inconvenient forum, or the venue of such Suit is improper; provided, however, that nothing herein shall be construed as a waiver of any right that any party hereto may have to remove a Suit from a court sitting in the State of Indiana to a United States District Court in Indiana.  Each of the parties hereby agrees that service of all writs, process and summonses in any Suit may be made upon such party by mail to the address as provided in this Agreement.  Nothing herein shall in anyway be deemed to limit the ability of any party to serve any such writs, process or summonses in any other matter permitted by applicable law.

3.6           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.7           Entire Agreement.  This Agreement and the documents referred to herein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede any and all other written or oral agreements existing between the parties hereto, which agreements are expressly canceled.

3.8           No Inconsistent Agreements.  The Company has not and shall not enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Stockholders in this Agreement.

3.9           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[SIGNATURE PAGE FOLLOWS]

The parties hereto have executed this Amended and Restated Registration Rights Agreement as of the date first written above.

PATRICK INDUSTRIES, INC.

By:
Paul E. Hassler, President

TONTINE CAPITAL PARTNERS, L.P.

By:	Tontine Capital Management, LLC, its general partner

By:
Jeffery L. Gendell, as managing member

TONTINE CAPITAL OVERSEAS MASTER FUND, L.P.

By:	Tontine Capital overseas GP, L.L.C., its general partner

By:
Jeffery L. Gendell, as managing member

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